Exhibit 4.63

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

FROM:	INVESTISSEMENT QUÉBEC, company created pursuant to the Act respecting Investissement Québec and La Financière du Québec (L.R.Q. c.I-16.1), whose head office is located at 1200 route de l’Église, office 500, Québec City, Quebec, G1V 5A3 and with an office on 393, St-Jacques, office 500, Montreal, Quebec, H2Y 1N9, herein referred to as “IQ.”

To:	BIRKS & MAYORS INC., duly constituted company whose head office is located at 1240 Phillips Square, Montreal, Quebec, H3B 3H4, herein referred to as the “Company.”

1.	LOAN

1.1.	IQ offers to the Company a loan of ten million dollars ($10,000,000) (herein referred to as the “Loan”), under the terms and conditions set forth herein.

1.2.	The words and expressions used herein and capitalized herein take on the meaning enumerated in Annex A, unless another distinctive meaning is specified, either in relation to the context or for the terms of a specific clause.

1.3.	The Annexes herein form an integral part of the said offer:

1.3.1.	A. GENERAL TERMS AND CONDITIONS OF THE LOAN

1.3.2.	B. PROJECT AND FINANCING

2.	PROJECT

2.1.	The Loan is offered solely for the improvement of the Company’s working capital (the “Project”), which, along with its financing, is described in Annex B herein.

3.	DISBURSEMENT

3.1.	IQ will make the Loan in one (1) disbursement at the moment when the commitments prior to disbursement, as set out at article 4 herein, are met to IQ’s entire satisfaction and insofar as the Company is not in default of one or more of the terms and conditions set forth herein.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

4.	COMMITMENTS TO BE MET PRIOR TO THE DISBURSEMENT OF FUNDS

4.1.	The first disbursement of the Loan will only be made when IQ has obtained, to its satisfaction, the following:

4.1.1.	The Company’s most recent internal financial statements, which must reflect the financial projections of January 16, 2009;

4.1.2	The resolutions of the Company, which approve the Loan;

4.1.3	The security provided for under the heading “SECURITY INTERESTS” with their confirmation of registration;

4.1.4	The external legal opinions with respect to the Company’s corporate status and borrowing capacity, the validity of the security provided for under the heading “SECURITY INTERESTS,” the Company’s capacity to provide such security and any other item IQ may reasonably require;

4.1.5	Written evidence by the short-term lender that a credit line in the amount of one hundred thirty-three million dollars ($133,000,000) has been made available to the Company;

4.1.6	A comfort letter from Montrovest B.V. confirming its intent to make best efforts to offer financial support to the Company, as needed in certain circumstances.

4.2.	Prior to the disbursement of the Loan, the Company must have delivered to IQ, in a reasonably satisfactory format a request for disbursement accompanied by all relevant supporting documentation,

5.	SPECIFIC COMMITMENTS TO BE MET BY THE COMPANY

5.1.	By the same token as the other commitments stipulated in this offer, the Company commits to, from the date of acceptance of this offer and during the period the loan is effective and until the full repayment of the Loan:

5.1.1	Providing its audited annual consolidated financial statements within one hundred twenty (120) days of the end of any fiscal year thereto;

5.1.2.	Providing, on a quarterly basis, a written confirmation stating that all terms and conditions and without limitation, the financial ratios included in the agreements between Bank of America, N.A. and GB Merchant Partners, LLC. are respected.

6.	INTEREST RATE

6.1.	The Loan will generate interest as of the disbursement, at the IQ preferential date of five point five percent (5.5%) (“Prime Rate”) calculated on a monthly basis. If the Company contemplates changing the Prime Rate to a fixed rate in conformance with the stipulations herein, the fixed rate to IQ at that time will also be adjusted upward by five point five percent (5.5%).

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

6.2.	IQ’s preferential rate, before the adjustment mentioned in the previous paragraph, is currently established for reference purposes only at three percent (3%) per year. For the purposes hereof, the Prime Rate equals the preferential average rate of six (6) Canadian chartered banks selected by IQ, expressed on an annual basis. This rate is revised once a week and therefore may vary weekly.

6.3.	The Company agrees to, as of now, any variation in the Prime Rate IQ may determine from time to time, which IQ will consider in calculating the interest on the Loan. Any bill sent to the Company by IQ will constitute an irrefutable proof of the accuracy of such calculation, unless IQ is otherwise notified by the Company within ten (10) days of receipt of said bill.

7.	REPAYMENT OF THE LOAN

7.1.	The Company shall benefit from a moratorium from the reimbursement of the Loan for a period of twenty-four (24) months as of the date of disbursement of the Loan.

7.2.	Following the moratorium period prescribed in the previous paragraph, the Company will reimburse the Loan in fifty-nine (59) equal and consecutive monthly installments of one hundred sixty-six thousand six hundred sixty-six dollars and sixty-six cents ($166,666.66) each, payable on the last day of the first month following the moratorium period and followed by a final payment of one hundred sixty-six thousand six hundred sixty-six dollars and seventy-one cents ($166,666.71).

7.3.	Should the Company change its fiscal year-end date, the Company is required to immediately inform IQ in writing and IQ, by its own volition, may modify the payment dates of the annual Loan reimbursements.

7.4.	For the purposes of the repayment of the Loan by way of manual or electronic debit transactions from the bank account of the Company, as provided for in Annex A, the Company confirms that on the date of acceptance of the date of this offer, it does business with the bank or financial institution whose name appears on the cheque attached hereto.

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

8.	SECURITY INTERESTS

8.1.	In order to provide a specific continuing guarantee of the fulfillment of all of the obligations of the Company vis-à-vis IQ under the terms hereof and in order to guarantee the execution of all other future and current direct and indirect obligations towards IQ, the Company must:

8.1.1.	Consent to granting IQ a principal hypothec of ten million dollars ($10,000,000) and an additional hypothec of two million dollars ($2,000,000) charging all of its current and future tangible, intangible and movable property located in Quebec. This hypothec will be written so as to allow the Company to dispose of its inventory in the normal course of its business, and granting the lender a prior ranking hypothec on its inventory, the proceeds of insurance thereon, and its receivables in guarantee of its working assets;

Provided that the said hypothec is subject to all hypothecs issued on the date of this Loan Offer.

8.1.2	Provide IQ an irrevocable Letter of Credit in the amount of one million dollars ($1,000,000) with terms and conditions satisfactory to IQ;

8.1.3	Subscribe, to the satisfaction of IQ, to an all-risks insurance policy including a hypothecary clause to providing coverage of its assets for the full amount of the Loan, thereby designating IQ as an additional insured.

8.2	IQ acknowledges and agrees that a lender could hold a first ranking moveable hypothec on all new equipment financed through a specific loan (other than prescribed in the Project, if applicable) that IQ has consented to, insofar as the said hypothec is used solely to guarantee the loan that finances the acquisition of said equipment.

8.3	IQ acknowledges and agrees that a lender could hold a first ranking moveable hypothec on the tax credits financed by a specific loan that IQ has consented to and for which the company has received a guarantee bond from IQ.

9.	COMMITMENT FEE

9.1.	This offer is subject to the payment of management-related fees, herein referred to as a Commitment Fee, of one percent (1%) of the amount of the Loan, namely twenty-nine thousand dollars ($29,000).

9.2.	IQ acknowledges having received the amount of fifty thousand dollars ($50,000) as partial payment of the Commitment Fee. This Commitment Fee, the balance of which must be paid to IQ upon acceptance hereof, is not reimbursable, partially or fully, in any circumstances.

9.3.	Mere receipt of the Commitment Fee gives rise to no right in favour of the Company and does not oblige IQ to make any disbursement on the Loan, and these rights and obligations cannot be generated insofar as the terms and conditions set out in this offer are not met.

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

10.	OTHER PROVISIONS

10.1.	Only the French version of the said Loan Offer will be deemed official and, in any event, the latter will prevail over any translation provided therewith.

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

File: D121090

Company: E021661

10.2.	The Company acknowledges that all provisions mentioned herein and annexed hereto have been discussed and agreed upon freely between the Company and IQ and that the Company has received adequate explanations on the nature and meaning of all provisions thereof.

INVESTISSEMENT QUÉBEC

By:	/s/ Pierre Décary	Date:	February 20, 2009
Signature

Pierre Décary
Director of Portfolio
Name of Signing Authority, printed

By:	/s/ Marc Langlois	Date:	February 20, 2009
Signature

Marc Langlois
Regional Director of the West Island
Name of Signing Authority, printed

ACCEPTANCE OF THE COMPANY

After having acknowledged the terms and conditions described herein and in the annexes, we accept this Loan Offer and, we therefore attach a cheque of fifty thousand dollars ($50,000) in payment of the balance of the Commitment Fee.

We also include a cheque bearing the note “VOID” as well as all the information required to allow IQ, as applicable, to repay any amount due by virtue of the Loan, by means of electronic withdrawals as well as the repayment of the amount owed in virtue of the said Loan Offer.

BIRKS & MAYORS INC.

By:	/s/ Marco Pasteris /s/ Michael Rabinovitch	Date:	February 20, 2009
Signature

Marco Pasteris / Michael Rabinovitch
Name of Signing Authority, printed

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

ANNEX A

GENERAL TERMS AND CONDITIONS OF THE LOAN

1.	DEFINITIONS

For the purposes of this Loan Offer, the following expressions have been defined hereafter unless negated by the context:

“Net Worth” means the amount according to the corporate balance sheet of the Company such as (a) the paid-up share capital including all new investments on behalf of the shareholders in the form of subscriptions or share capital of the Company, (b) its contributed surplus, (c) its appropriated earnings, (d) the loans consented to the Company and comprising no reimbursement whatsoever in the next five (5) years, (e) expense advances by the shareholders, (f) reported grants from the federal, Quebec or municipal governments and (g) any other items of that nature; Excluded from the Net Worth are reported fees, unpaid goodwill, assessment surplus, consented or guaranteed loans from government organisations and other items of that nature as well as any intangibles that could be considered capital and that have not been paid in cash by the Company;

“Event of Default” refers to a default of the terms described in Article 6 of this Annex under the heading “Event of Default”;

“Material Change” refers to all changes, modifications, all increases and decreases according to the matter, which in the opinion of IQ could negatively affect, an in a significant manner, the completion of the Project or a Significant Component thereof;

“Eligible Expenditure” refers to the expenses specified in Annex C herein;

“Long-term Debt” refers to the amount of financial obligations the Company is not usually required to acquit during the current fiscal year and which appears in the long-term Liabilities section of its financial statements;

“Significant Component” refers to the legal existence of the Company, its financial situation, the result of its operations results, its ability to operate, have good title to its goods and perform all its general obligations or in terms of all credit agreements or securities its takes part.

2.	INTEREST

2.1.	As of the final disbursement of the Loan, the Company will be able to ask IQ, in writing, to change the Prime Rate in respect of the Loan to a weekly fixed interest rate effective at IQ at that time.

In the event of a request to change the Prime Rate, the Company could choose to change the length of term of the fixed rate, effective at IQ at the moment of the decision, applicable to the Loan. This term, composed of an annual cost could be from one (1) to five (5) years. Upon the expiration date of the chosen term, the Company can renew its decision, and such, from term to term until the Loan expires or request that the effective Prime Rate at IQ at that time be applicable to the Loan. To that effect, the Company will, at least fifteen (15) days after the deadline of each period, advise IQ of its decision, in writing, in default, IQ will utilize the effective Prime Rate. The Company, if it has opted to use the Prime Rate, could at all times, return to the effective weekly fixed rate at IQ upon request and IQ will determine the term.

If the Company asks IQ to change the Prime Rate applied to the Loan to a fixed rate, it accepts the rate prevalent to IQ at

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

the time of the conversion, provided that the said rate has not varied since the request to convert. Should the opposite occur, the Company will be granted a delay of five (5) days, commencing on the date it has been informed by IQ of the new effective fixed rate to accept or turn down in writing this said rate.

IQ reserves the right to a maximum time limit of one (1) month to process the conversion from the Prime Rate to the fixed rate and such, so that the funds at the fixed rate are available to IQ at the conditions it deems acceptable.

The Company accepts any and all variation of the Prime Rate that IQ could determine from time to time and for which IQ will keep track of in calculating interest on the Loan. All account statements sent by IQ will constitute irrefutable proof of the accuracy of this calculation, should the company be in default of advising IQ of the contrary within a deadline of ten (10) days of receipt of any account statement.

2.2.	All outstanding payments on the said deadline in virtue of the agreement herein will bear interest as of the said date at the rate stipulated in the present Offer, and such, without notice or formal demand.

2.3.	All outstanding interest on the said deadline will also bear interest as of the said date at the rate stipulated in the present Offer, and such, without notice or formal demand.

3.	PREPAYMENT

3.1.	The Company can reimburse in whole or in part the Loan in the form of prepayment, at any time and without notice, in the following manner:

3.1.1.	Without indemnity if the Loan bears interest at the Prime Rate;

3.1.2.	By paying, if the Loan bears interest at the fixed rate, an indemnity equivalent to three (3) months of interested on the amount reimbursed in the form of prepayment, and such, at the rate applicable to the Loan.

4.	ELECTRONIC WITHDRAWALS

4.1.	The disbursement of the Loan will be made by IQ directly from the Company’s banking account, upon written notice issued to the banking institution with which IQ does business with. However, IQ reserves the right to proceed to any disbursement of the Loan by means of a cheque if it deems this method of repayment preferable in light of circumstances.

4.2.	The Company hereby authorizes IQ to transact manual or electronic payments from its bank account all payments the Company must make to IQ as described herein. To that effect, the Company hereby authorizes the bank or financial institution with which it does business to honour the debits made by IQ.

4.3.	IQ will send to the Company, in advance, a debit note comprising any and all information related to the payments to be made by the Company.

4.4.	The Company commits to renewing the aforementioned authorization if it changes bank or financial institution before

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

the Loan is fully reimbursed or as long as the Company remains indebted to IQ in connection with all payments owed hereby and to inform IQ of this change by providing it with a cheque from the new bank or financial institution bearing the note “VOID” as well as all pertinent and required information.

4.5.	The Company agrees that the reimbursement of any and all amount owed in virtue of the said Offer be made in the form of cheques should IQ deem this method of payment preferable in light of circumstances thereof.

5.	GENERAL COMMITMENTS BY THE COMPANY

On and with effect from the date of acceptance of the said Offer and for the total duration of the Loan, the Company commits to:

5.1.	providing upon request to IQ, its audited consolidated financial forecasts, its biannual financial statements and this within a reasonable deadline prescribed herein;

5.2.	providing all annual financial statements along with its working hypothesis within ninety (90) days of the start of each fiscal year;

5.3.	Transact in a business-like, arms-length manner with respect to all persons;

5.4.	not giving loans, advances or any other form of financial aid whatsoever to its shareholders, directors, officers or affiliated companies (with the exception of its wholly-owned subsidiaries), nor make any investments, nor grant any security (with the exception of guaranteeing the loans granted to the Company), nor make any transactions outside the course of its normal operations;

5.5.	not merging with any third parties;

5.6.	not declaring nor disbursing in any form whatsoever, dividends, if the conditions stipulated in the annual financial report are not met;

5.7.	not moving out of the province of Quebec a substantial portion of its business activities;

5.8.	ensuring that there is no substantial change in the ultimate control of the Company;

Control refers to the possession of shares with a sufficient number of voting rights to allow election of the majority of directors of the Company. Ultimate control refers to the possession of said shares by one or more physical persons granting control of the Company by using one or more corporate bodies from one to the other or the Company. If the shareholder who exercises the ultimate control of the Company dies, the delegation of the shares of the dead shareholder to his/her heirs cannot be deemed to constitute a change in the ultimate control of the Company provided that the said control remains in the hands of the legal heirs of the deceased shareholder;

5.9.

ensuring and maintaining all-risks insurance coverage for the assets, for their maximum replacement value, or providing and maintaining in force any and all insurance coverage thereof as acquired by IQ and provided to the latter, upon

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

request, copies of the purchased insurance policies as well as their certificates and their renewal. In the event that the Company is in default of respecting the said agreement, IQ could rectify the situation, at the cost of the Company, and such, without prejudice to the exercise of any other rights in its favour;

5.10.	not hypothecating, selling or disposing in any way whatsoever the majority of its shares without the preliminary written consent from IQ, except in the ordinary course of business;

5.11.	disclosing without delay to IQ any litigation or proceedings in a court of law or judicial tribunal, a commission or government agency in which it forms a part and could significantly affect its shares;

5.12.	to conforming to, at all times, the laws set forth in Quebec and above all, without limiting the generality of the foregoing, the specifications relating to the protection of the environment, labour and human rights;

5.13.	adopting at all times sociable conduct and responsible policy;

5.14.	allowing IQ, if in the opinion of the latter and in its sole discretion or acting reasonably, the financial situation of the Company deteriorates in a significant way, (i) to designate one of its representatives as observer of the Board of Directors of the Company or (ii) ask the Company to create a management committee;

5.15.	maintaining its operations in the ordinary course of business;

5.16.	making no significant changes to the Project without the preliminary written consent of IQ. If the actual cost of the Project surpasses the planned total, the Company will have to provide or made sure that the shareholders provide the necessary funds to cover any and all amounts exceeding the planned amounts, and such, in an manner which IQ deems satisfactory or acting in a reasonable practicable, prior to the account balance of the Loan be disbursed. If the actual costs by the Company in connection with the Project are lower than the total expenses prescribed under the heading “Project,” IQ reserves the right to decrease the amount of the Loan therewith;

5.17.	delivering to IQ, throughout the course of the duration of the Loan, all documents it could deem as useful or pertinent or reasonably practicable;

5.18.	providing, upon request from IQ, all certificates or documents required in conformance with the legislation in the province of Quebec;

5.19.	not assigning or transferring any rights conferred to it according to the terms prescribed in the offer herein without the preliminary written consent of IQ;

5.20.	acquitting all reasonable expenses related to the preparation and registration, if necessary, all required documentation to provide legal effect to the said Offer and any amendments made to the latter;

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

5.21.	paying all the reasonable costs incurred by IQ in order to exercise its rights in terms of the said Offer, including those costs allowing IQ to execute the obligations the Company must fulfil in order to secure, perform and preserve all security consented in guarantee of the Loan or to proceed to the evaluation of the Company’s assets upon request by IQ, including namely all legal fees, costs and expenses of an agent, licensed trustee or other;

5.22.	paying all the reasonable costs, with prior consent of the Company, of an external consultant chosen by IQ to advise the latter on all issues related to the Loan; Specifically, the mandate assigned to the external consultant may extend to the preparation of financial and operational analysis of the Company; the evaluation of the security offered and the items of intellectual property related to the Project as well as any information related to the rights of IQ;

5.23.	allowing any and all representatives of IQ, with prior notice to the Company, to enter during normal working hours in the business locations of the Company and to conduct, at IQ’s cost, analysis of the books, physical buildings, and stock of the Company and obtain copies of any documents related thereto;

5.24.	disclosing without delay to IQ any financial aid provided, in any form whatsoever, by the government of Quebec, its ministries and organisations for the realisation and accomplishment of the Project;

6.	EVENT OF DEFAULT

Notwithstanding all provisions contrary to the content of the said Offer and even if the conditions set forth are respected, IQ reserves the right to, as it sees fit, terminate the Loan or any portion of it not yet disbursed by the latter and to defer the disbursement and terminate the interest moratorium, where appropriate, and the Company undertakes to repaying, upon request, in part or in full, the sums disbursed on the Loan, with interest, fees and accessorial charges, should the following occur:

6.1.	if the Project is not completed by the prescribed date set out herein;

6.2.	if the total amount of financial support granted, in any form whatsoever, for the Project, by the government of Quebec, its ministries or bodies, exceeds one hundred percent (100%) of Eligible Expenditures of the Project, meaning that the Project includes, where appropriate, all expenses related to the Project eligible to credit on behalf of the government of Quebec;

6.3.	if the Company stops or fully or partially withdraws from the Project;

6.4.	if the Company assigns its property, is under order of sequestration in virtue of the Bankruptcy and Insolvency Act, makes a proposal to its creditors or falls into bankruptcy in virtue of said Act, or if it has been ordered to wind-up in virtue of the Winding-Up Act or any other law to that effect, or if it avails itself of the provisions set forth in the Companies’ Creditor Arrangement Act.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

6.5.	if the Company is insolvent or about to be insolvent or if it does not maintain its legal existence or if its financial situation deteriorates so as to put at stake its own survival;

6.6.	if the Company fails to comply to the terms of an agreement or an act related to the loans, namely, without limiting the generality of the foregoing, to the terms of an agreement with IQ or with any other lender or party with which IQ has signed an agreement, or if the Company is subject to a request for reimbursement of any loan payable upon request;

6.7.	if there are any changes in the ultimate control of the Company that was not previously authorized in writing by IQ;

6.8.	if, according to IQ and without IQ’s consent, a significant change arises in the Project or in its financing, or if there is a significant change in the Company’s operations or, in general terms, the level of risk;

6.9.	if the project-related assets are liquidated or the project-related capital lease is terminated, as applicable;

6.10.	in the event of significant errors or omissions in a declaration, concealment, misrepresentation, fraud, or falsification of documents by the Company;

6.11.	if the Company fails to comply with any or all of the clauses and conditions stipulated hereof.

7.	GENERAL PROVISIONS

7.1.	This contract shall be governed by the laws in force in the Province of Quebec, and in the event of objection, the tribunals in Quebec are the sole competent jurisdiction. In addition, the said Offer is subject to the terms and conditions prescribed in the Act Respecting Investissement Quebec and La Financière du Quebec and its programs, including the Business Financing Assistance Program.

7.2.	Upon acceptance of the said Offer, the Company declares that all information of technical or financial or economic nature provided to IQ on a historical basis is true.

7.3.	For the purposes of this offer, all notifications must be sent in writing, by certified mail or courier, by fax or hand delivery. Notifications from IQ will be sent to the Company’s head office, to the attention of the authorized representative who will acknowledge the acceptance thereof for and on behalf of the Company. All notifications from the Company or its shareholders will be sent to IQ, to its office at 393 rue Saint-Jacques, Montreal, Quebec, H2Y 1N9 to the attention of its Corporate Secretary. All courier notifications will be acknowledged the day they are received, certified mail deliveries will be acknowledged on the third working day following their mailing by the sender.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

8.	PUBLIC ANNOUNCEMENT

8.1.	Upon acceptance of this Offer, the Company agrees that the public announcement shall be made by IQ, which shall include the principal parameters of the financial assistance granted to the Company, including but not limited to: name and address of the Company, Company’s type of operations, the nature and amount of the financial assistance, as well as the number of Company employees;

8.2.	If the Company wishes to officially announce its Project or organize an official inauguration it will notify IQ fifteen (15) days in advance, so as to allow the latter to participate;

8.3.	IQ consents to the filing of the said contract with the securities authorities in accordance with the laws and regulations applicable to the Company.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

ANNEXE B

PROJECT AND FINANCING

Project	Total Costs	Eligible Expenditure	Financing
Working Capital	$10,000,000	$10,000,000	IQ Loan:	$10,000,000

Total:	$10,000,000	$10,000,000	Total:	$10,000,000

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative